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                                                                  EXHIBIT 10(gg)
                                                                      [TRW LOGO]



1998-2000 STRATEGIC INCENTIVE PROGRAM GRANT







To:                                         Date of Grant:  January 1, 1998
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SSN:
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As a key employee of TRW Inc. or of a subsidiary, you are hereby granted the right (the "Right") to receive a three-year grant of ________ performance units subject to the attached terms and conditions. Each performance unit will have a value equivalent to the value of one share of TRW Common Stock.


TRW Inc.





By:
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       Authorized Officer





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                                                                      [TRW LOGO]

1998 - 2000 STRATEGIC INCENTIVE PROGRAM

TERMS AND CONDITIONS

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1.  THE RIGHT

This Right entitles you to receive performance units in the event that certain financial goals are achieved with respect to the calendar years 1998 through 2000 (the "Performance Period").

2.  PERFORMANCE CRITERIA

The definition of the goals, for purposes of this Right, is set forth in Exhibit
A. The inclusion of the effects of unusual items in the calculations shall be at the complete discretion of the Compensation and Stock Option Committee of the Directors of TRW (the "Committee").

A goal scoring sheet for each of the three years in the Performance Period and weighted award levels related to each of the goals is set forth in Exhibit B.

The Organic Sales goals will be adjusted to include sales attributable to acquisitions as specified in the acquisition "buy plan." The Return on Sales goals will be adjusted to reflect the inclusion of MPAT and sales attributable to the acquisition as specified in the acquisition "buy plan."

3.  PAYMENT

Promptly following the availability of year-end financial information, the number of performance units to be paid out will be determined by multiplying 33.0% of the target grant by the payout percent generated by the goal scoring sheet for each of the first two years of participation in the Program and 34.0% in the third year. Each performance unit will be converted into cash at the average of the high and the low sales prices of a share of TRW Common on the New York Stock Exchange Composite Transactions Listing on the day immediately prior to the date of payment. This amount will be paid to you in the currency in which you receive your compensation.

4.  TAXES

Upon any payment pursuant to this Right, TRW will deduct any withholding or other taxes due.

5.  TRANSFERABILITY

This Right is not transferable other than by will or the laws of descent and distribution.

6.  DEATH

In the event of your death, your estate or those so designated by will or the laws of descent and distribution will be entitled to receive, at such times as you would have received payment, such payment as would have been paid to you hereunder if you had remained employed throughout the entire year in which your death occurred and the following year of the Performance Period, if any.

7.  TERMINATION OF EMPLOYMENT

This Right shall terminate on the date of your termination of employment and you shall not be entitled to any additional payments hereunder except for any payments with respect to calendar years prior to the calendar year of your termination. However, if your employment is terminated during the last half of a calendar year, and if the Committee gives written consent on or prior to the date on which payments are to be made pursuant to this Right with respect to such year, you will be entitled to receive such payments as would have been issued to you hereunder if you remained employed through the end of the calendar year during which your employment terminated multiplied by the fraction representing the number of full months employed during such year.

8.  DISABILITY

Notwithstanding the foregoing, if your termination of employment is due to disability for a period of more than twelve months (as determined in accordance with the TRW Long-Term Disability Plan), you will be entitled to receive such payment as would have been issued to you hereunder if you had remained employed for the entire year in which the disability occurred and the following year of the Performance Period, if any.


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9.  ADJUSTMENTS

The Committee shall make such adjustments in the number and kind of grants pursuant hereto as it may determine are equitably required to prevent dilution or enlargement of your rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of TRW, merger, consolidation, reorganization, partial or complete liquidation or other corporate transaction or event having an effect similar to any of the foregoing.

10.  AMENDMENTS

In addition to the authority to make adjustments as provided in Section 9, the Committee shall have the authority, until such time as a Change in Control as defined in Section 11 occurs, to amend otherwise this grant. Notwithstanding the foregoing, if you transfer positions or change responsibilities within TRW, the Committee may amend this Right to reflect such changed circumstances; provided, however, that any such amendment after a Change in Control occurs shall not reduce the value of this Right to you.

11.  CHANGE IN CONTROL

In the event of a Change in Control of TRW, this Right will remain in effect so long as you continue to be employed by TRW. For purposes of this Right, the definition of Change in Control is the same as the definition contained in resolutions adopted by the Committee on July 26, 1989. Such resolutions, in summary, provide that a Change in Control is a change occurring (a) by virtue of TRW's merger, consolidation or reorganization into or with, or transfer of assets to, another corporation or (b) by virtue of a change in the majority of the Directors during any two-year period unless the election of each new Director was approved by a two-thirds vote of the Directors in office at the beginning of such period or (c) through the acquisition of shares representing 20 percent or more of the voting power of TRW or (d) through any other change in control reported in any filing with the Securities and Exchange Commission, excluding, however, the acquisition of shares, or any report of such acquisition, by TRW, a subsidiary of TRW or a TRW-sponsored employee benefit plan. The language in the resolutions controls over this summary language.

If a Change in Control occurs you will be entitled to receive any payment issuable to you but not yet issued with respect to any completed calendar year in the Performance Period preceding the Change in Control. In addition, with respect to each of the remaining years in the Performance Period, you will be entitled to receive payment equal to the number of units payable assuming maximum performance on all goals. The aggregate number of units payable with respect to the year of the Change in Control and subsequent years in the Performance Period, determined in accordance with the precedence sentence, will be issued to you promptly following the Change in Control.

12.  MISCELLANEOUS

This Right shall not be construed as giving you any right to continue in the employ of TRW. Subject to the requirements and limitations in Sections 10 and 11 above, the Committee has authority to interpret and construe any provision of this grant and any such interpretation and construction shall be binding and conclusive. Except as provided in Section 11 above, no rights hereunder shall accrue to you with respect to any year in the Performance Period until such year is completed and the goals performance for such year has been approved as provided in Section 3 above. Thereafter your rights will be limited to those expressly given by this Right.

13.  ENTIRE AGREEMENT

This Right sets forth the entire understanding between you and TRW with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating hereto.